EXHIBIT 99

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

SECOND QUARTER 2003 RESULTS

– Second Quarter 2003 Net Revenue and Broadcast Cash Flow

Increase 13% and 25% Respectively –

– Year to Date Net Revenue and Broadcast Cash Flow

Increase 11% and 16% Respectively –

SANTA MONICA, CALIFORNIA, August 7, 2003 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three- and-six month periods ended June 30, 2003.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). As a result of the Company’s decision to sell its publishing division, the financial information for all periods presented has been adjusted to reflect the publishing operations as discontinued operations in accordance with SFAS No. 144. This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, is included beginning on page 8. Unaudited financial highlights are as follows:

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2003	2002		2003	2002
Net revenue	$64,148	$57,017	13%	$112,418	$101,565	11%
Operating expenses (1)	39,437	37,254	6%	75,819	70,102	8%
Broadcast cash flow (2)	24,711	19,763	25%	36,599	31,463	16%
EBITDA as adjusted (2)	21,010	16,326	29%	30,473	24,603	24%

Free cash flow (3)	$10,118	$5,551	82%	$10,495	$4,436	137%
Free cash flow per share	$0.08	$0.05	60%	$0.09	$0.04	125%

Net income (loss)	$1,176	$(4,356)	NM	$(5,481)	$(9,310)	(41)%
Net loss per common share, basic and diluted	$(0.01)	$(0.06)	(83)%	$(0.09)	$(0.12)	(25)%
Basic and diluted weighted average common shares outstanding	123,235,021	119,471,433		121,619,8533	118,581,890

(1)	Operating expenses include direct operating, selling, general and administrative expenses. It does not include corporate expenses, depreciation, amortization, non-cash stock-based compensation, gain or loss on sale of assets and equity in losses of nonconsolidated affiliates.

(2)	Broadcast cash flow means operating income (loss) before corporate expenses, depreciation and amortization and non-cash stock-based compensation. EBITDA as adjusted means broadcast cash flow less corporate expenses. The Company uses the term EBITDA as adjusted because that measure does not include non-cash stock-based compensation. The Company evaluates and projects the liquidity and cash flows of its business using several measures, including broadcast cash flow and EBITDA as adjusted. The Company considers these measures as important indicators of liquidity relating to its operations, as they eliminate the effects of non-cash depreciation and amortization and non-cash stock-based compensation awards. The Company uses these measures to evaluate liquidity and cash flow improvement from year to year as they eliminate non-cash expense items. The Company believes its investors should use these measures because they may provide a better comparability of the Company’s liquidity to that of its competitors.

While the Company and many in the financial community consider broadcast cash flow and EBITDA as adjusted to be important, they should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. In addition, the Company’s definitions of broadcast cash flow and EBITDA as adjusted differ from those of many companies reporting similarly named measures.

(3)	Free cash flow is defined as EBITDA as adjusted less cash paid for income taxes, net interest expense and capital expenditures. Net interest

Entravision Communications

expense is defined as interest expense less non-cash interest expense relating to amortization of debt finance costs less interest income. The Company uses accrued interest expense instead of actual cash paid for interest in the free cash flow calculation so that quarterly results are comparable as the Company makes bond interest payments twice a year. Free cash flow per share is defined as free cash flow divided by weighted average common shares outstanding.

Commenting on the Company’s results, Walter F. Ulloa, Chairman and Chief Executive Officer, said, “Our second quarter revenue and cash flow growth was among the strongest in the media industry, highlighting our improving fundamentals and the exceptional strategic position of our assets. Audience delivery at our television stations, including our TeleFutura stations, remains very strong, and we believe that we are well positioned to continue to grow our television business above the industry average in the second half of the year. Ratings at the majority of our radio stations have continued to improve and the performance of our six-station cluster in Los Angeles, including our new formats, is exceeding our expectations. In addition, we experienced robust demand at our outdoor division, bolstered by significant occupancy increases in New York and Los Angeles.”

“As we focus on building our recently launched assets and leveraging our diversified footprint to generate growth well above the industry, we remain committed to gradually reducing our costs. We continue to expect our quarterly cost growth to fall into the upper single digits throughout the remainder of 2003. As we seek to translate our audience share growth into commensurate advertising dollars, this improving operating leverage should support increased margins and profitability. In addition, we continue to review our portfolio of media properties to ensure that we are in an optimal position in each our markets to drive both revenues and operating efficiencies. The recent sale of our publishing business reflects our decision to focus exclusively on our television, radio and outdoor operations, while the proceeds of the sale will be used to reduce our debt. Given our diversified asset base in the nation’s most densely populated Hispanic markets and our improving operating fundamentals, we remain very well positioned to drive shareholder value.”

Financial Results

Three Months Ended June 30, 2003 Compared to Three Months Ended June 30, 2002

(Unaudited)

	Three Months Ended June 30,
	2003	2002	% Change
Net revenue	$64,148	$57,017	13%
Operating expenses (1) (2)	39,437	37,254	6%

Broadcast cash flow (1)	24,711	19,763	25%
Corporate expenses	3,701	3,437	8%

EBITDA as adjusted (1)	21,010	16,326	29%
Non-cash stock-based compensation	846	621	36%
Depreciation and amortization	10,966	8,317	32%

Operating income	9,198	7,388	24%
Interest expense, net	(7,098)	(5,906)	20%
Loss on sale of assets	—	(358)	NM

Income before income tax	2,100	1,124	87%
Income tax expense	(1,183)	(5,863)	(80)%

Net income (loss) before equity in net earnings of nonconsolidated affiliates	917	(4,739)	NM
Equity in net earnings of nonconsolidated affiliates	260	18	NM

Net income (loss) before discontinued operations	1,177	(4,721)	NM
Income (loss) from discontinued operations	(1)	365	NM

Net income (loss)	$1,176	$(4,356)	NM

Entravision Communications

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.
(2)	Includes a one-time only charge in 2002 for the settlement of a contract dispute with our former radio national representation firm for approximately $1.6 million, including expenses associated with the settlement.

Net revenue increased to $64.1 million for the three-month period ended June 30, 2003 from $57.0 million for the three-month period ended June 30, 2002, an increase of $7.1 million. The overall increase was primarily attributable to our television and radio segments, which together accounted for $6.2 million of the increase. The increase from these segments was attributable to increased advertising sold (referred to as “inventory” in our industry), increased rates for that inventory, new revenue associated with our 2003 acquisitions and increased revenue due to a full three months of operations of our 2002 acquisitions. The overall increase in net revenue was also partially attributable to our increased outdoor revenue, which accounted for $0.9 million of the overall increase.

Company operating expenses increased to $39.4 million for the three-month period ended June 30, 2003 from $37.3 million for the three-month period ended June 30, 2002, an increase of $2.1 million. This increase was primarily attributable to our television and radio segments, which together accounted for $1.8 million of the increase. The increase from these segments was attributable to an increase in national representation fees, an increase in ratings services expenses, an increase in insurance costs, new expenses associated with our 2003 acquisitions and a full three months of operations of our 2002 acquisitions. The increase was partially offset by the settlement of a contract dispute with our former radio national representation firm, which accounted for $1.6 million in 2002. The overall increase in operating expenses was also partially attributable to our outdoor segment, which accounted for $0.3 million of the overall increase.

Broadcast cash flow increased to $24.7 million for the three-month period ended June 30, 2003 from $19.8 million for the three-month period ended June 30, 2002, an increase of $4.9 million, or 25%.

Corporate expenses increased to $3.7 million for the three-month period ended June 30, 2003 from $3.4 million for the three-month period ended June 30, 2002, an increase of $0.3 million. The increase was primarily attributable to increased insurance costs and bonuses associated with the increase in EBITDA as adjusted, partially offset by a $0.5 million reimbursement from Univision for legal and other costs associated with the third-party information request that we received in connection with the proposed merger between Univision Communications Inc. and Hispanic Broadcasting Corporation.

EBITDA as adjusted increased to $21.0 million for the three-month period ended June 30, 2003 from $16.3 million for the three-month period ended June 30, 2002, an increase of $4.7 million, or 29%.

Entravision Communications

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

(Unaudited)

	Six Months Ended June 30,
	2003	2002	% Change
Net revenue	$112,418	$101,565	11%
Operating expenses (1) (2)	75,819	70,102	8%

Broadcast cash flow (1)	36,599	31,463	16%
Corporate expenses	6,126	6,860	(11)%

EBITDA as adjusted (1)	30,473	24,603	24%
Non-cash stock-based compensation	1,149	1,602	(28)%
Depreciation and amortization	21,821	15,381	42%

Operating income	7,503	7,620	(2)%
Interest expense, net	(13,393)	(12,501)	7%
Loss on sale of assets	—	(358)	NM

Loss before income tax	(5,890)	(5,239)	12%
Income tax benefit (expense)	470	(4,523)	NM

Net loss before equity in net earnings of nonconsolidated affiliates	(5,420)	(9,762)	(44)%
Equity in net earnings of nonconsolidated affiliates	211	—	NM

Net loss before discontinued operations	(5,209)	(9,762)	(47)%
Income (loss) from discontinued operations	(272)	452	NM

Net loss	$(5,481)	$(9,310)	(41)%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.
(2)	Includes a one-time only charge in 2002 for the settlement of a contract dispute with our former radio national representation firm for approximately $1.6 million, including expenses associated with the settlement.

Net revenue increased to $112.4 million for the six-month period ended June 30, 2003 from $101.6 million for the six-month period ended June 30, 2002, an increase of $10.8 million. The overall increase was primarily attributable to our television and radio segments, which together accounted for $9.2 million of the increase. The increase from these segments was attributable to increased inventory sold, increased rates for that inventory, new revenue associated with our 2003 acquisitions and increased revenue due to a full six months of operations of our 2002 acquisitions. The overall increase in net revenue was also partially attributable to our increased outdoor revenue, which accounted for $1.6 million of the overall increase.

Company operating expenses increased to $75.8 million for the six-month period ended June 30, 2003 from $70.1 million for the six-month period ended June 30, 2002, an increase of $5.7 million. The overall increase was primarily attributable to our television and radio segments, which together accounted for $5.0 million of the increase. The increase from these segments was attributable to an increase in insurance costs, new expenses associated with our 2003 acquisitions and a full six months of operations of our 2002 acquisitions. The overall increase in operating expenses was also partially attributable to our outdoor segment, which accounted for $0.7 million of the overall increase.

Broadcast cash flow increased to $36.6 million for the six-month period ended June 30, 2003 from $31.5 million for the six-month period ended June 30, 2002, an increase of $5.1 million, or 16%.

Entravision Communications

Corporate expenses decreased to $6.1 million for the six-month period ended June 30, 2003 from $6.9 million for the six-month period ended June 30, 2002, a decrease of $0.8 million. The decrease was primarily attributable to a $2.0 million reimbursement from Univision for legal and other costs associated with the third-party information request that we received in connection with the proposed merger between Univision and Hispanic Broadcasting Corporation. Approximately $0.6 million of the reimbursement was attributable to out-of-pocket expenses incurred with third-party service providers in 2002. This decrease was partially offset by increased insurance costs and bonuses associated with the increase in EBITDA as adjusted.

EBITDA as adjusted increased to $30.5 million for the six-month period ended June 30, 2003 from $24.6 million for the six-month period ended June 30, 2002, an increase of $5.9 million, or 24%.

Segment Results

The following represents selected unaudited segment information:

	Three Months Ended June 30,
	2003	2002	% Change
Net Revenue
Television	$32,368	$29,225	11%
Radio	23,478	20,357	15%
Outdoor	8,302	7,435	12%

Total	$64,148	$57,017	13%

Operating Expenses (1)
Television	$18,368	$17,054	8%
Radio	14,655	14,118	4%
Outdoor	6,414	6,082	5%

Total	$39,437	$37,254	6%

Broadcast Cash Flow (1)
Television	$14,000	$12,171	15%
Radio	8,823	6,239	41%
Outdoor	1,888	1,353	40%

Total	$24,711	$19,763	25%

EBITDA as adjusted (1)
Corporate expenses	$3,701	$3,437	8%

Total	$21,010	$16,326	29%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Guidance

The following is the Company’s guidance for the third quarter of 2003. Guidance may constitute a “forward-looking statement.” Please see below regarding statements which are forward looking (dollars in thousands):

	Q3 2003	Q3 2002	% Change
		(unaudited)
Net Revenue:
Television	$31,500 – $32,000	$29,426	7% – 9%
Radio	23,900 – 24,300	21,203	13% – 15%
Outdoor	8,300 – 8,400	8,954	(7)% – (6)%

Total net revenue	63,700 – 64,700	59,583	7% – 9%

Entravision Communications

Operating expenses	40,650 – 41,300	38,481	6% – 7%

Broadcast cash flow	23,050 – 23,400	21,102	9% – 11%
Corporate expenses	4,475	4,258	5%

EBITDA as adjusted	$18,575 – $18,925	$16,844	10% – 12%

Entravision Communications Corporation will hold a conference call to discuss its 2003 second quarter results on Thursday, August 7, 2003 at 11:00 a.m. Eastern Time. To access the conference call, please dial 212-346-6403. The call will be webcast live and archived for replay at www.entravision.com.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 23 markets via 58 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

For more information, please contact:
John DeLorenzo	Mike Smargiassi / Catherine Wang
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenue (including related parties of $375, $246, $678 and $470)	$64,148	$57,017	$112,418	$101,565

Expenses:
Direct operating expenses (including related parties of $3,892, $2,007, $6,190 and $3,626)	27,077	25,010	51,642	47,375
Selling, general and administrative expenses	12,360	12,244	24,177	22,727
Corporate expenses (including related party reimbursement of $500, $0, $2,000 and $0)	3,701	3,437	6,126	6,860
Non-cash stock-based compensation	846	621	1,149	1,602
Depreciation and amortization	10,966	8,317	21,821	15,381

Total operating expenses	54,950	49,629	104,915	93,945

Operating income	9,198	7,388	7,503	7,620
Interest expense	(7,112)	(5,973)	(13,422)	(12,626)
Loss on sale of assets	—	(358)	—	(358)
Interest income	14	67	29	125

Income (loss) before income taxes	2,100	1,124	(5,890)	(5,239)
Income tax benefit (expense)	(1,183)	(5,863)	470	(4,523)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	917	(4,739)	(5,420)	(9,762)
Equity in net earnings of nonconsolidated affiliates	260	18	211	—

Net income (loss) from continuing operations	1,177	(4,721)	(5,209)	(9,762)
Income (loss) from discontinued operations, net of tax $8, $8, $15 and $15	(1)	365	(272)	452

Net income (loss)	1,176	(4,356)	(5,481)	(9,310)
Accretion of preferred stock redemption value	(2,799)	(2,515)	(5,523)	(4,964)

Net loss applicable to common stock	$(1,623)	$(6,871)	$(11,004)	$(14,274)

Net loss per share from continuing operations	$(0.01)	$(0.06)	$(0.09)	$(0.12)
Net loss per share from discontinued operations	—	—	—	—

Net loss per share, basic and diluted	$(0.01)	$(0.06)	$(0.09)	$(0.12)

Weighted average common shares outstanding, basic and diluted	123,235,021	119,471,433	121,619,853	118,581,890

Entravision Communications

Entravision Communications Corporation

Reconciliation of Broadcast Cash Flow, EBITDA as Adjusted and

Free Cash Flow to Net Loss

(In thousands, except share and per share data)

(Unaudited)

The most directly comparable GAAP financial measure to each of broadcast cash flow, EBITDA as adjusted and free cash flow is net income (loss). A reconciliation of these non-GAAP measures to net income (loss) for each of the periods presented is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Broadcast cash flow (1)	$24,711	$19,763	$36,599	$31,463
Corporate expenses	3,701	3,437	6,126	6,860

EBITDA as adjusted (1)	21,010	16,326	30,473	24,603
Non-cash stock-based compensation	846	621	1,149	1,602
Depreciation and amortization	10,966	8,317	21,821	15,381

Operating income	9,198	7,388	7,503	7,620
Interest expense	(7,112)	(5,973)	(13,422)	(12,626)
Loss from sale of assets	—	(358)	—	(358)
Interest income	14	67	29	125

Income (loss) before income tax	2,100	1,124	(5,890)	(5,239)
Income tax benefit (expense)	(1,183)	(5,863)	470	(4,523)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	917	(4,739)	(5,420)	(9,762)
Equity in net earnings of nonconsolidated affiliates	260	18	211	—

Net income (loss) before discontinued operations	1,177	(4,721)	(5,209)	(9,762)
Income (loss) from discontinued operations	(1)	365	(272)	452

Net income (loss)	$1,176	$(4,356)	$(5,481)	$(9,310)

(1)	Broadcast cash flow and EBITDA as adjusted are defined on page 1.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
EBITDA as adjusted (1)	$21,010	$16,326	$30,473	$24,603
Net interest expense (1)	(6,551)	(5,306)	(12,344)	(8,648)
Cash paid for income taxes	(468)	(102)	(1,009)	(568)
Capital expenditures (2)	(3,873)	(5,367)	(6,625)	(10,951)

Free cash flow	10,118	5,551	10,495	4,436

Capital expenditures (2)	3,873	5,367	6,625	10,951
Non-cash interest expense relating to amortization of debt finance costs	(547)	(600)	(1,049)	(3,853)
Non-cash income tax benefit (expense)	(715)	(5,761)	1,479	(3,955)
Non-cash stock-based compensation	(846)	(621)	(1,149)	(1,602)
Depreciation and amortization	(10,966)	(8,317)	(21,821)	(15,381)

Entravision Communications

Loss on sale of assets	—	(358)	—	(358)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	917	(4,739)	(5,420)	(9,762)
Equity in net earnings of nonconsolidated affiliates	260	18	211	—

Net income (loss) before discontinued operations	1,177	(4,721)	(5,209)	(9,762)
Income (loss) from discontinued operations	(1)	365	(272)	452

Net income (loss)	$1,176	$(4,356)	$(5,481)	$(9,310)

(1)	EBITDA as adjusted and net interest expense are defined on page 1.
(2)	Capital expenditures is not part of the consolidated statement of operations.

	Three Months Ended September 30,
	2003 Low	2003 High	2002
Broadcast cash flow (1)	$23,050	$23,400	$21,102
Corporate expenses	4,475	4,475	4,258

EBITDA as adjusted (1)	18,575	18,925	16,844
Non-cash stock-based compensation	700	700	897
Depreciation and amortization	11,600	11,600	14,253

Operating income	6,275	6,625	1,694
Interest expense	(7,240)	(7,240)	(5,993)
Interest income	—	—	8
Loss on sale of assets	—	—	(349)

Loss before income tax	(965)	(615)	(4,640)
Income tax benefit (expense)	(600)	(600)	4,945

Net income (loss) before equity in net earnings of nonconsolidated affiliates	(1,565)	(1,215)	305
Equity in net earnings of nonconsolidated affiliates	200	200	95

Net income (loss) before discontinued operations	(1,365)	(1,015)	400
Income from discontinued operations	—	—	179
Gain from disposal of discontinued operations, net of tax of $7,400	11,100	11,100	—

Net income	$9,735	$10,085	$579

(1)	Broadcast cash flow and EBITDA as adjusted are defined on page 1.

	Three Months Ended September 30,
	2003 Low	2003 High	2002
EBITDA as adjusted (1)	$18,575	$18,925	$16,844
Net interest expense (1)	(6,669)	(6,669)	(5,585)
Cash paid for income taxes	(800)	(800)	(862)
Capital expenditures (2)	(4,000)	(4,000)	(3,753)

Free cash flow	7,106	7,456	6,644

Entravision Communications

Capital expenditures (2)	4,000	4,000	3,753
Non-cash interest expense relating to amortization of debt finance costs	(571)	(571)	(400)
Non-cash income tax benefit	200	200	5,807
Non-cash stock-based compensation	(700)	(700)	(897)
Depreciation and amortization	(11,600)	(11,600)	(14,253)
Loss on the sale of assets	—	—	(349)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	(1,565)	(1,215)	305
Equity in net earnings of nonconsolidated affiliates	200	200	95

Net income (loss) before discontinued operations	(1,365)	(1,015)	400
Income from discontinued operations	—	—	179
Gain from disposal of discontinued operations, net of tax of $7,400	11,100	11,100	—

Net income	$9,735	$10,085	$579

(1)	EBITDA as adjusted and net interest expense are defined on page 1.
(2)	Capital expenditures is not part of the consolidated statement of operations.